EXHIBIT 10.2

PHILIP A. BARATELLI

August 6, 2009

Clarus Corporation
One Landmark Square
Stamford, CT 06901

Re:	Clarus Corporation (the “Company”)

Dear Sirs:

In order to facilitate the Company’s efforts to reduce its level of operating expenses, I agree to a ten percent (10%) reduction of my current base salary of $200,000. This letter agreement is made an executed and shall be governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof.  This letter agreement may be signed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement. If this letter agreement correctly expresses our mutual intentions, please execute and return the enclosed copy of this letter agreement to the undersigned.

By:	/s/ Philip A. Baratelli
Philip A. Baratelli

AGREED TO AND ACCEPTED
ON AUGUST 6, 2009

CLARUS CORPORATION

By:	/s/ Warren B. Kanders
Name: Warren B. Kanders
Title: Chairman and Chief Executive Officer